AMENDMENT TO GLOBAL CUSTODY AGREEMENT

This AMENDMENT, dated as of December 1, 2015 (the “Amendment”), is to the GLOBAL CUSTODY AGREEMENT, dated as of September 6, 2012 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between ASPIRIANT TRUST, solely and including its various series listed on Appendix 1 attached thereto (each a “Customer”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”).

WHEREAS, the Customer and J.P. Morgan entered into the Agreement pursuant to which J.P. Morgan was appointed to product custodian Services described therein; and

WHEREAS, the Customer and J.P. Morgan now wish to add Aspiriant Defensive Allocation Fund as a Customer under the terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:

1)	Amendments. Each Customer and J.P. Morgan hereby agree to amend the Agreement as follows:
a.	Appendix 1 to the Agreement is hereby deleted in its entirety and replaced with Appendix 1 attached hereto.

2)	Miscellaneous.
a.	This Amendment may be executed in counterparts each of which will be deemed an original.

b.	All references to the "Agreement" shall refer to the Agreement, as amended by this Amendment.

c.	This Amendment shall be effective as of the date first written above.

d.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain unchanged and the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ASPIRIANT TRUST

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:
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APPENDIX 1

LIST OF FUNDS

Fund Name
Aspiriant Risk Managed Global Equity Fund
Aspiriant Income Opportunities Fund
Aspiriant Defensive Allocation Fund

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